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                                                                   Exhibit 23.02

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 1997 appearing on page 11 of HNC Software Inc.'s Annual Report on Form 10-K/A--Amendment No. 2 for the year ended December 31, 1996. We also consent to the incorporation by reference of our report dated January 21, 1997, except as to the pooling of interests with CompReview, Inc., which is as of November 28, 1997, which appears on page 28 of the Current Report on Form 8-K dated November 28, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 65 of such Current Report on Form 8-K.


PRICE WATERHOUSE LLP


San Diego, California
December 18, 1997